Exhibit 3.3

ARTICLES OF MERGER OF

NIAGARA ACQUISITION, INC.
(a Delaware corporation)

WITH AND INTO

PQ CORPORATION
(a Pennsylvania corporation)

In compliance with the requirements of 15 Pa.C.S. §1926, the undersigned business corporation, desiring to effect a merger, does hereby state that:

1.     The name of the corporation surviving the merger is PQ Corporation.

2.     The surviving corporation is a domestic business corporation and the name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

Corporation Service Company

2704 Commerce Drive, Suite B

Harrisburg, PA 17110

(Dauphin County)

3.     The name and the address of the commercial registered office provider in the State of Delaware of the nonqualified foreign business corporation which is a party to the Agreement and Plan of Merger is as follows:

National Corporate Research, Ltd.

615 South Dupont Highway

Dover, DE 19901

4.     The Agreement and Plan of Merger shall be effective upon filing these Articles of Merger in the Department of State, pursuant to 15 Pa.C.S. §1926(3).

5.     The manner in which the Agreement and Plan of Merger was adopted by each domestic corporation is as follows:

Name	Manner of Adoption
PQ Corporation	Adopted by the directors and shareholders pursuant to 15 Pa.C.S. § 1924(a)

6.     The Agreement and Plan of Merger was authorized, adopted and approved, as the case may be, by Niagara Acquisition, Inc., in accordance with the laws of the State of Delaware.

7.     There are no provisions in the Agreement and Plan of Merger that amend or constitute the operative provisions of the Articles of Incorporation of the surviving corporation as in effect subsequent to the effective date of the Agreement and Plan of Merger.

The full text of the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1200 Swedesford Road, Berwyn, PA 19312 (Chester County).

IN WITNESS WHEREOF, PQ Corporation, a Pennsylvania corporation, and Niagara Acquisition, Inc., a Delaware corporation have caused these Articles of Merger to be signed by their duly authorized officers this 11th day of February, 2005.

PQ CORPORATION

By:	/s/ William J. Levy
Name:	William J. Levy.
Title:	Vice President and
Chief Financial Officer

Niagara Acquisition, Inc.

By:	/s/ Stephen McKenna
Name:	Stephen McKenna
Title:	Vice President, Secretary and
Assistant Treasurer